EXHIBIT 10.3(f)

FIRST AMENDMENT TO THE
ADTRAN INC. DEFERRED COMPENSATION PLAN

WHEREAS, ADTRAN, Inc. (the “Corporation”) has adopted the ADTRAN INC. DEFERRED COMPENSATION PLAN (the “Plan”), which is intended to be an unfunded, non-tax-qualified retirement plan maintained by the Corporation primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (within the meaning of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of the Employee Retirement Income Security Act of 1974, as amended); and

WHEREAS, the Corporation established the Plan by executing an Adoption Agreement effective September 1, 2001, under The CPR Select — The CORPORATEplan FOR RETIREMENT SELECT PLAN, a nonapproved prototype plan sponsored by Fidelity Management Trust Company; and

WHEREAS, Section 9.01 of the Plan provides for the amendment of the Plan by the Corporation; and

WHEREAS, the Corporation desires to amend the Plan document, effective as of September 1, 2001, to permit participants in the Plan to make separate deferral elections under the Plan with regard to (i) base compensation and (ii) bonus compensation;

NOW THEREFORE, the Plan is hereby amended as follows:

1.

Effective as of September 1, 2001, Section 2.01(a)(6) of the Plan is hereby deleted in its entirety and replaced by the following:

“(6)     ‘Compensation’ shall mean for purposes of Article 4 (Contributions), Base Compensation and/or Bonus Compensation, as applicable.

(A)      ‘Base Compensation’ shall mean wages as defined in Section 3401(a) of the Code and all other payments of compensation to an employee by the Employer (in the course of the Employer’s trade or business) for which the Employer is required to furnish the employee a written statement under Section 6041(d) and 6051(a)(3) of the Code, excluding any items elected by the Employer in Section 1.04, bonuses, reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation and welfare benefits, but including amounts that are not includable in the gross income of the Participant under a salary reduction agreement by reason of the application of Sections 125, 402(a)(8), 402(h), or 403(b) of the Code. Compensation must be determined without regard to any rules under Section 3401(a) of the Code that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code).

(B)      ‘Bonus Compensation’ shall mean all payments of compensation as described in subsection (A) hereof, but only to the extent such compensation is a bonus payment as determined by the Administrator in its sole discretion. Bonus Compensation must be determined without regard to any rules under Section 3401(a) of the Code that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code).

Compensation shall generally be based on the amount that would have been actually paid to the Participant during the Plan Year but for an election under Section 4.01. In the case of any Self-Employed Individual or an Owner-Employee, Compensation shall mean the individual’s Earned Income.”

2.

Effective as of September 1, 2001, Section 4.01 of the Plan is hereby deleted in its entirety and replaced by the following:

“4.01 Deferral Contributions. Each Participant may elect to execute a salary reduction agreement with the Employer to reduce his Base Compensation by a specified percentage not exceeding the percentage set forth in Section 1.05(a) for base salary and equal to a whole number multiple of one (1) percent. In addition, each Participant may elect to execute a salary reduction agreement with the Employer to reduce his Bonus Compensation by a specified percentage not exceeding the percentage set forth in Section 1.05(a) for bonuses and equal to a whole number multiple of one (1) percent. Any such salary reduction agreement shall become effective on the first day of the Plan Year as set forth in the Participant’s election. The election made in any salary reduction agreement will be effective to defer Base Compensation, or Bonus Compensation, as applicable, relating to all services performed in a Plan Year subsequent to the filing of such an election. An election once made will remain in effect until a new election is made. A new election will be effective as of the first day of the following Plan Year and will apply only to Base Compensation, or Bonus Compensation, as applicable, payable with respect to services rendered after such date. Amounts credited to a Participant’s account prior to the effective date of any new election will not be affected and will be paid in accordance with that prior election. The Employer shall credit an amount to the account maintained on behalf of the Participant corresponding to the amount of such Participant’s salary reduction. Under no circumstances may a salary reduction agreement be adopted retroactively. A Participant may not revoke a salary reduction agreement for a Plan Year during that year.”

3.

All other provisions of the Plan not inconsistent herewith shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this amendment to be executed this 10th day of August, 2001, by its duly authorized officer.

ADTRAN, Inc.
By:	/s/ JOHN R. COOPER

Title:	Senior Vice President & CFO